STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the
"Agreement") is made as of the 29th day
of December, 2000, by and between Atrix
Laboratories, Inc., a Delaware corporation
having
offices at 2579 Midpoint Drive, Fort Collins,
CO 80525-4417 (the "Company"), and Sanofi-
Synthelabo Inc., a Delaware corporation having
offices at 90 Park Avenue, New York, NY
10016 ("Investor").
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	Purchase and Sale of Stock.
1.1.	Sale and Issuance of Common Stock.
Subject to the terms and conditions of this
Agreement, at the Closing (defined below)
Investor will purchase and the
Company will sell and issue to Investor
824,572 shares of Common Stock (the
"Shares") for the purchase price per share
equal to $18.19125, which is one
hundred and ten percent (110%) of the average
of the closing prices reported by
the NASDAQ National Market System for the ten
(10) consecutive trading days
prior to, but not including, the Closing Date,
for an aggregate purchase price of
Fourteen Million Nine Hundred Ninety-Nine
Thousand Nine Hundred and
Ninety-Five Dollars and Forty Cents
($14,999,995.40) (the "Purchase Price").
1.2.	Closing.  The purchase and sale of the
Common Stock shall take place at the
offices of the Company, 2579 Midpoint Drive,
Fort Collins, Colorado 80525, on
the  "Effective Date", as such term is defined
in the Collaboration, License and
Supply Agreement of even date herewith between
the parties hereto (the
"Collaboration Agreement"), or at such other
times and places as the Company
and Investor mutually agree upon in writing
(which times and places are
designated as the "Closing").  At the Closing,
the Company shall deliver to its
transfer agent, American Stock Transfer &
Trust Company, a letter, in the form of
Exhibit A, which letter directs American Stock
Transfer & Trust Company to
deliver promptly to Investor a certificate
representing the Shares.
1.3.	Purchase Price.  At the Closing, the
Purchase Price shall be paid by Investor to
the
Company in immediately available funds by wire
transfer to a bank account
designated by the Company two (2) business
days prior to the Closing Date or, if
not so designated, then by certified or
official bank check payable in immediately
available funds to the order of the Company in
such amount.
1.4.	Definition.
(a)	The following terms, as used herein,
have the following meanings:
"Affiliate" shall have the meaning defined in
Rule 501 of
Regulation D as promulgated under the 1933
Act.
"Closing Date" means the date of the Closing.
"Common Stock" means the Common Stock, par
value $.001 per
share of the Company.
"GAAP" means generally accepted accounting
principles in the
United States.
"Material Adverse Effect" means a material
adverse effect on the
condition (financial or otherwise), business,
assets, results of
operations of a corporation and its
subsidiaries taken as a whole.
"1934 Act" means the Securities Exchange Act
of 1934, as
amended, and the rules and regulations
promulgated thereunder.
"1933 Act" means the Securities Act of 1933,
as amended, and the
rules and regulations promulgated thereunder.
"Person" shall mean an individual,
corporation, partnership, trust,
business trust, association, joint stock
company, joint venture,
pool, syndicate, sole proprietorship, and any
other form of entity
not specifically listed herein.
"SEC" shall mean the U.S. Securities and
Exchange Commission.
2.	Representations and Warranties of the
Company.  The Company hereby represents and
warrants to Investor that:
2.1.	Organization, Good Standing and
Qualification.  The Company is a corporation
duly organized, validly existing and in good
standing under the laws of the State
of Delaware and has all requisite corporate
power and authority to carry on its
business as now conducted.  The Company is
duly qualified to transact business
and is in good standing in each jurisdiction
in which the failure to so qualify
would have a Material Adverse Effect.
2.2.	Capitalization.  The authorized capital
of the Company consists of:
(a)	Preferred Stock.  5,000,000 shares of
Preferred Stock, of which (i)
200,000 shares have been designated Series A
Preferred Stock, par value
$.001 per share, none of which are issued and
outstanding; (ii) 20,000
shares have been designated Series A
Convertible Exchangeable Preferred
Stock, par value $.001 per share, of which
12,015 shares were issued and
outstanding on December 29, 2000; and (iii)
4,780,000 shares are
undesignated, none of which are issued and
outstanding.
(b)	Common Stock.  25,000,000 shares of
Common Stock, of which
12,555,120 shares were issued and outstanding
on December 29, 2000.
2.3.	Authorization.  All corporate action on
the part of the Company, its officers,
directors and stockholders necessary for (i)
its authorization, execution and
delivery of the Agreement, (ii) the
performance of all obligations of the Company
hereunder and (iii) the authorization,
issuance (or reservation for issuance) and
delivery of the Common Stock being sold
hereunder, to the extent that the
foregoing requires performance on or prior to
the Closing, has been taken.  This
Agreement, assuming due authorization,
execution and delivery by Investor,
constitutes the valid and legally binding
obligation of the Company, enforceable
against the Company in accordance with its
terms, except as such enforcement
may be limited by applicable laws relating to
creditors' rights or principles of
equity affecting the availability of remedies.
2.4.	Valid Issuance of Common Stock.  The
Shares, when issued against payment
thereof in accordance with this Agreement,
will be duly and validly issued, fully
paid and nonassessable and, based in part upon
the representations of the Investor
in this Agreement, will be issued in
compliance with all applicable federal and
state securities laws.
2.5.	SEC Filings.  The Company has registered
its Common Stock pursuant to Section
12 of the 1934 Act, and the Common Stock is
quoted on the Nasdaq National
Market.  The Company has filed all 1934 Act
reports for a period of at least
twelve (12) months immediately preceding the
offer or sale of the Shares.  The
Company's filings with the SEC complied as of
their respective filing dates, or in
the case of registration statements, their
respective effective dates, as to form in
all material respects with all applicable
requirements of the 1933 Act and the
1934 Act and the rules and regulations
promulgated thereunder.  None of such
filings, including, without limitation, any
exhibits, financial statements or
schedules included therein, at the time filed,
or in the case of registration
statements, at their respective filing dates,
contained any untrue statement of a
material fact or omitted to state a material
fact required to be stated therein or
necessary to make the statements therein, in
light of the circumstances under
which they were made, not misleading.  The
audited financial statements of the
Company included in the Company's Annual
Report on Form 10-K for the year
ended December 31, 1999 comply as to form in
all material respects with the
published rules and regulations of the SEC
with respect thereto, and such audited
financial statements (i) were prepared from
the books and records of the
Company, (ii) were prepared in accordance with
GAAP applied on a consistent
basis (except as may be indicated therein or
in the notes or schedules thereto) and
(iii) present fairly the financial position of
the Company as of the dates thereof
and the results of operations and cash flows
for the periods then ended.  The
unaudited financial statements included in the
Company's Quarterly Reports on
Form 10-Q for the quarterly periods ended
March 31, 2000, June 30, 2000 and
September 30, 2000 comply as to form in all
material respects with the published
rules and regulations of the SEC with respect
thereto; and such unaudited
financial statements (i) were prepared from
the books and records of the
Company, (ii) were prepared in accordance with
GAAP, except as otherwise
permitted under the 1934 Act and the rules and
regulations thereunder, on a
consistent basis (except as may be indicated
therein or in the notes or schedules
thereto, and except that they do not contain
footnotes and other presentation items
that may be required by GAAP) and (iii)
present fairly the financial position of
the Company as of the dates thereof and the
results of operations and cash flows
(or changes in financial condition) for the
periods then ended, subject to normal
year-end adjustments and any other adjustments
described therein or in the notes
or schedules thereto.
2.6.	Litigation.  Except as disclosed in the
Company's filings with the SEC, there is no
action, suit or proceeding before or by any
court or governmental agency or body,
domestic or foreign, now pending or, to the
knowledge of the Company,
threatened, against or affecting the Company,
or any of its properties, which could
reasonably be expected to have, individually
or in the aggregate, a Material
Adverse Effect.
2.7.	No Default.  Except as disclosed in the
Company's filings with the SEC, the
Company is not in default in the performance
or observance of any material
obligation, agreement, covenant or condition
contained in any indenture,
mortgage, deed of trust or other material
agreement or instrument to which it is a
party or by which it or its property may be
bound and which is filed as an exhibit
to the Company's 1934 Act reports, except for
defaults that have not had and
would not reasonably be expected to have,
individually or in the aggregate, a
Material Adverse Effect.
2.8.	Subsequent Events; Undisclosed
Liabilities.  Since September 30, 2000, the
Company has not incurred any liability or
obligation, contingent or otherwise, that
taken as a whole, is material in the aggregate
to the Company, except (i) in the
ordinary course of business consistent with
past practices, or (ii) as reflected in or
reserved against in the balance sheet of the
Company as of September 30, 2000.
Since September 30, 2000, the Company has
conducted its business in the
ordinary course of business consistent with
past practices, and there has not been
any Material Adverse Effect and there is no
condition existing that could
reasonably be expected to result in a Material
Adverse Effect on the business of
the Company.
2.9.	Consents and Approvals.  No material
consent, approval, qualification, order or
authorization of, or filing with, any local,
state or federal governmental authority
or any third party, including any approval
under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, is
required on the part of the Company in
connection with the Company's valid execution,
delivery or performance of this
Agreement, or the offer, sale or issuance of
the Shares by the Company, other
than the filings that have been made prior to
the Closing, except that any notices
of sale required to be filed by the Company
with the SEC under Regulation D of
the 1933 Act and filings required by the rules
of the Nasdaq National Market, or
such post-closing filing as may be required
under applicable state securities laws,
which will be timely filed within the
applicable periods therefor.
2.10.	Compliance with Laws and Court Orders.
The Company is not in violation of any
applicable law, rule, regulation, judgment,
injunction, order or decree except for
violations that have not had and would not
reasonably be expected to have,
individually or in the aggregate, a Material
Adverse Effect.
2.11.	No Conflict.  The execution and delivery
of this Agreement and the Company's
performance of its obligations under this
Agreement will not (i) violate any
applicable law, ordinance, rule or regulation
of any governmental authority or (ii)
conflict with or result in a breach of the
terms and conditions of, or constitute any
default under, the Company's Certificate of
Incorporation or By-laws, or any
contract, agreement or instrument to which the
Company or any subsidiary is a
party or by which the Company or any
Subsidiary or any of their respective
property if bound, except, in any such case,
for violations, conflicts or breaches
which individually or in the aggregate would
not have a Material Adverse Effect.
2.12.	Insurance.  The Company has in full
force and effect fire and casualty, general
liability and product liability insurance
policies, with extended coverage, in
amounts customary for companies similarly
situated to the Company.
2.13.	Environmental and Safety Laws.  The
Company is not in violation of any
applicable statute, law or regulation relating
to the environment or occupational
health and safety, except where such violation
could not reasonably be expected
to have a Material Adverse Effect, and to the
best of its knowledge, no material
expenditures are or will be required in order
to comply with any such existing
statute, law or regulation.
2.14.	Legal Proceedings, Etc.  There is no
legal, administrative, arbitration or other
action or proceeding or governmental
investigations pending, or to the Company's
knowledge threatened, against the Company
which could reasonably be expected
to result in the issuance of an order
restraining, enjoining or otherwise
prohibiting
or making illegal the consummation of any of
the transactions contemplated by
this Agreement.
3.	Representations and Warranties of
Investor.  Investor hereby represents and
warrants to
the Company that:
3.1.	Organization and Existence.  Investor is
a corporation duly incorporated, validly
existing and in good standing under the laws
of Delaware and has all requisite
corporate power and authority to carry on its
business as now conducted.
3.2.	Corporate Authorization.  Investor has
full corporate power and authority to
execute and deliver this Agreement and perform
its obligations hereunder.  The
execution, delivery and performance by
Investor of this Agreement have been
duly authorized by all requisite corporate
action.  This Agreement, assuming due
authorization, execution and delivery by the
Company, constitutes the valid and
legally binding obligation of Investor,
enforceable against Investor in accordance
with its terms, except as such enforcement may
be limited by applicable laws
relating to creditors' rights or principles of
equity affecting the availability of
remedies.
3.3.	Purchase Entirely for Own Account.
Investor is sophisticated in transactions of
this type and capable of evaluating the merits
and risks of the transactions
described herein, and has the capacity to
protect its own interests.  Investor has
not been formed solely for the purpose of
entering into the transactions described
herein.  The Shares to be received by Investor
will be acquired for investment for
Investor's own account, not as a nominee or
agent, and not with a view to the
resale or distribution of any part thereof,
and that Investor has no present intention
of selling, granting any participation in, or
otherwise distributing the same.  By
executing this Agreement, Investor further
represents that Investor does not have
any contract, undertaking, agreement or
arrangement with any person to sell,
transfer or grant participation to such person
or to any third person, with respect
to any of the Shares.
3.4.	Restricted Securities.  Investor
understands that the shares of Common Stock it
is
purchasing are characterized as "restricted
securities" under the federal securities
laws inasmuch as they are being acquired from
the Company in a transaction not
involving a public offering and that under
such laws and applicable regulations
such securities may be resold without
registration under the 1933 Act only under
certain limited circumstances.  In this
connection Investor represents that it is
familiar with SEC Rule 144, as presently in
effect, and understands the resale
limitations imposed thereby and by the 1933
Act.
Investor agrees that it shall not sell or
otherwise transfer any of the Shares without
registration under the 1933 Act, or pursuant
to Rule 144 under the 1933 Act, or
pursuant to an opinion of counsel reasonably
satisfactory to the Company that an
exemption from registration is available, and
fully understands and agrees that it
must bear the total economic risk of its
purchase for an indefinite period of time
because of the restricted nature of the
Shares.  Investor understands that the
Company is under no obligation to register the
Shares on its behalf.  Investor
understands the lack of liquidity and
restrictions on transfer of the Shares and
that
this investment is suitable only for a person
or entity of adequate financial means
that has no need for liquidity of this
investment and that can afford a total loss of
its investment.
3.5.	Legends.  Investor acknowledges that the
certificates evidencing the Shares shall
bear the following or substantially similar
legend or such other legends as may be
required by state or other applicable
securities laws:
"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE
NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS
AMENDED (THE "ACT"), OR THE SECURITIES ACT OF
ANY
STATE.  THE SHARES MAY NOT BE SOLD,
TRANSFERRED FOR
VALUE, PLEDGED, HYPOTHECATED OR OTHERWISE
ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE
REGISTRATION OF THEM UNDER THE ACT AND/OR THE
SECURITIES ACT OF ANY STATE OR IN THE ABSENCE
OF AN
OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY
THAT
SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH
ACT OR
ACTS."
3.6.	Removal of Legends
(a)	Any legend endorsed on a certificate
pursuant to Section 3.5 shall be
removed (i) if the shares of Common Stock
represented by such certificate
shall have been resold under an effective
registration statement under the
1933 Act or otherwise lawfully sold in a
public transaction, (ii) if such
shares may be transferred in compliance with
Rule 144 promulgated under
the 1933 Act, or (iii) if the holder of such
shares shall have provided the
Company with an opinion of counsel, in form
and substance acceptable to
the Company and its counsel, stating that a
public sale, transfer or
assignment of such shares may be made without
registration.
(b)	Any legend endorsed on a certificate as
required by state securities laws
pursuant to Section 3.5 shall be removed if
the Company receives an order
of the appropriate state authority authorizing
such removal or if the holder
of such shares provides the Company with an
opinion of counsel, in form
and substance acceptable to the Company and
its counsel, stating that such
state legend may be removed.
3.7.	Accredited Investor.  Investor is an
"accredited investor" (as defined in Rule
501(a) under the 1933 Act) and has the
financial ability to bear the economic risks
of its investment, has adequate means for
providing for its current needs and
contingencies and has no need for liquidity
with respect to its investment in the
Company.
3.8.	Consents and Approvals.  Except for
Schedule 13D or 13G under the Securities
Exchange Act of 1934, no material consent,
approval, qualification, order or
authorization of, or filing with, any local,
state or federal governmental authority
or any third party, including any approval
under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, is
required on the part of the Investor in
connection with the Investor's valid
execution, delivery or performance of this
Agreement.
3.9.	Legal Proceedings, Etc.  There is no
legal, administrative, arbitration or other
action or proceeding or governmental
investigations pending, or to the Investor's
knowledge threatened against the Investor
which could reasonably be expected to
result in the issuance of an order
restraining, enjoining or otherwise
prohibiting or
making illegal the consummation of any of the
transactions contemplated by this
Agreement.
3.10.	Availability of Funds.  Investor has or
will have available at Closing, sufficient
funds to pay the Purchase Price for the
Shares.
3.11.	Ultimate Parent Entity.  Sanofi-
Synthelabo, a sociStS anonyme, organized under
the laws of France, is the ultimate parent
entity (as defined in 16 C.F.R. Section
801.1(a)(3) and (b)) of Investor and Sanofi-
Synthelabo (sociStS anonyme),
together with all entities it controls (as
defined in 16 C.F.R. Section 801.1(b)),
does not presently hold any voting securities
of the Company.
4.	Covenant relating to Rule 144.  The
Company will file reports in compliance with
the
1934 Act, will comply with all rules and
regulations of the Commission applicable in
connection with the use of Rule 144 and take
such other actions and furnish the Investor
with such other information as the Investor
may request in order to avail itself of such
rule or any other rule or regulation of the
Commission allowing Investor to sell any
Company Shares without registration, and will,
at its own expense, upon the request of
the Investor, deliver to the Investor a
certificate, signed by the Company's principal
financial officer, stating (a) the Company's
name, address and telephone number
(including area code), (b) the Company's
Internal Revenue Service identification
number,
(c) the Company's Commission file number, (d)
the number of shares of each class of
stock outstanding as shown by the most recent
report or statement published by the
Company, and (e) whether the Company has filed
the reports required to be filed under
the 1934 Act for a period of at least ninety
(90) days prior to the date of such
certificate
and in addition has filed the most recent
annual report required to be filed thereunder.
If
at any time the Company is not required to
file reports in compliance with either Section
13 or Section 15(d) of the 1934 Act, the
Company at its expense will, upon the written
request of the Investor, make available
adequate current public information with
respect
to the Company within the meaning of paragraph
(c)(2) of Rule 144.
5.	Lock-Up.  Notwithstanding anything to
the contrary contained in this Agreement,
Investor shall not sell, contract to sell,
grant any option to purchase, transfer the
economic risk of ownership in, make any short
sale of, pledge or otherwise transfer or
dispose of (collectively, "Sell") any Shares
for a period of one (1) year after the Closing
Date.  Further, Investor agrees that during
any three-month period following the first
anniversary of the Closing Date and prior to
the second anniversary of the Closing Date,
it will only Sell up to an aggregate of
twenty-five percent (25%) of the Shares;
provided,
however, that Investor agrees that it will
notify the Company prior to taking any action
to
Sell and in any event will not Sell, within
one (1) trading day, in one or a series of
related
transactions,  Shares constituting more than
twenty percent (20%) of the average daily
trading volume of the Common Stock over the
twenty (20) trading days immediately
preceding such trading day.  Investor further
agrees, in the event of a public offering by
the Company of Common Stock on a Registration
Statement on Form S-1, S-2, S-3 or
S-4, not to Sell Shares for a period of ninety
(90) days from the date Investor receives
notice from the Company that the Company has
filed or intends to file within thirty (30)
days a registration statement with respect to
the Company's Common Stock with the
United States Securities and Exchange
Commission.  The above limitation shall not
apply
with respect to more than two (2) public
offerings of Common Stock by the Company.
6.	Conditions to Closing.
6.1.	Conditions of Investor to Closing;
Deliveries to Investor.  The obligations of
Investor to consummate the transactions
contemplated by this Agreement are
subject to the satisfaction, at or prior to
the Closing, of each of the following
conditions:
(a)	A certificate from a duly authorized
officer of the Company certifying that
the representations and warranties of the
Company set forth in this
Agreement shall be true and correct as of the
Closing Date as if made on
and as of the Closing Date.
(b)	The Collaboration Agreement shall have
concurrently closed.
(c)	Investor shall have received the
following documents or deliveries at or
before the Closing, each of which shall be in
full force and effect:
(i)	evidence of the delivery of the letter
to the Company's transfer
agent pursuant to Section 1.2 above; and
(ii)	a certificate signed by the chief
executive officer and the corporate
secretary of the Company certifying (x) to
resolutions duly and validly adopted by
the Board of Directors of the Company
evidencing and its authorization of the
execution and delivery of this Agreement and
the issuance of the Shares to
Investor, and the consummation of the
transactions contemplated hereby and that
such resolutions have not been amended and
remain in full force and effect, and
(y) to the names and signatures of the persons
authorized on behalf of the
Company to execute and deliver this Agreement.
6.2.	Conditions of the Company to Closing;
Deliveries to the Company.  The
obligations of the Company to consummate the
transactions contemplated by this
Agreement are subject to the satisfaction, at
or prior to the Closing, of each of the
following conditions:
(a)	A certificate from a duly authorized
officer of Investor certifying that the
representations and warranties of Investor set
forth in this Agreement shall
be true and correct as of the Closing Date as
if made on and as of the
Closing Date.
(b)	The Collaboration Agreement shall have
concurrently closed.
(c)	The Company shall have received the
following documents or deliveries at
or before the Closing, each of which shall be
in full force and effect:
(i)	a certificate signed by the chief
executive officer and the corporate
secretary of Investor certifying (x) to
resolutions duly and validly adopted by the
Board of Directors of Investor evidencing and
its authorization of the execution
and delivery of this Agreement and the
consummation of the transactions
contemplated hereby and that such resolutions
have not been amended and remain
in full force and effect, and (y) to the names
and signatures of the persons
authorized on behalf of Investor to execute
and deliver this Agreement; and
(ii)	the consideration payable by Investor at
Closing as provided in
Section 1.3 in immediately available funds.
7.	Termination.
7.1.	Termination.  This Agreement may be
terminated prior to the Closing:
(a)	By mutual written consent of the Company
and Investor.
(b)	In the event that the Collaboration
Agreement shall not have concurrently
closed.
7.2.	Effect of Termination. In the event of
the termination of this Agreement as
provided in Section 7.1, this Agreement shall
be of no further force or effect;
provided, however that the termination of this
Agreement shall not relieve any
party from any liability for any willful and
knowing breach of this Agreement.
8.	Miscellaneous.
8.1.	Successors and Assigns.  This Agreement
may not be assigned without the prior
written consent of the non-assigning party;
provided, however, that without prior
written approval, Investor may assign any and
all of its rights and interest under
this Agreement to one or more of its
Affiliates and designate one or more of its
Affiliates to perform its obligations under
this Agreement; provided such Affiliate
expressly acknowledges and confirms the
representations, warranties and
information set forth in Sections 3.4, 3.5 and
3.7 of this Agreement.  Any
purported assignment in violation of this
provision shall be null and void.  The
terms and conditions of this Agreement shall
inure to the benefit of and be
binding upon the respective permitted
successors and assigns of the parties.
Nothing in this Agreement, express or implied,
is intended to confer upon any
party other than the parties hereto or their
respective successors and assigns any
rights, remedies, obligations, or liabilities
under or by reason of this Agreement,
except as expressly provided in this
Agreement.
8.2.	Third Party Purchaser.  A third-party
purchaser of the Shares from Investor will
not be subject to any of the terms of this
Agreement other than those imposed by
the federal and state securities laws.
8.3.	Governing Law.  This Agreement shall be
governed by and construed under the
laws of the State of New York (irrespective of
its choice of law principles).
8.4.	Counterparts.  This Agreement may be
executed in two or more counterparts,
each of which shall be deemed an original, but
all of which together shall
constitute one and the same instrument.
8.5.	Titles and Subtitles.  The titles and
subtitles used in this Agreement are used for
convenience only and are not to be considered
in construing or interpreting this
Agreement.
8.6.	Notices.  All notices, requests and
other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram, telecopier or recognized overnight delivery service to the parties at the following addresses or at such other addresses as specified by the parties by like notice:
If to the Company:
Atrix Laboratories, Inc.
2579 Midpoint Drive
Fort Collins, Colorado 80525
Attn:  Dr. Charles P. Cox, Vice President of
	New Business Development
Fax:  (970) 482-9765
Phone:  (970) 482-5868

With a copy to:

Morrison & Foerster LLP
370 17th Street, Suite 5200
Denver, Colorado 80202
Attn:  Warren L. Troupe, Esq.
Fax:  (303) 592-1510
Phone:  (303) 592-1500

If to Investor:

Sanofi-Synthelabo Inc.
90 Park Avenue
New York, NY 10016
Attn:  Gregory Irace
Vice President and Chief Financial Officer
Telephone: (212) 551-4000
Facsimile:  (212) 551-4905

With a copy to:

Sanofi-Synthelabo Inc.
90 Park Avenue
New York, New York 10016
Attn:  General Counsel
Telephone:  (212) 551-4306
Facsimile:  (212) 551-4919
Notice so given shall be deemed given and
received (i) if by mail on the fourth
calendar day after posting; (ii) by cable,
telegram, telecopier, telex of personal
delivery on the date of actual transmission or
(as the case may be) personal or
other delivery; and (iii) if by overnight
courier, on the next business day following
the day such notice is delivered to the
courier service.
8.7.	Finders Fee.  Each party represents that
it neither is nor will be obligated for any
finders' fee or commission in connection with
this transaction.  Investor agrees to
indemnify and hold harmless the Company from
any liability for any commission
or compensation in the nature of a finders'
fee (and costs and expenses of
defending against such liability or asserted
liability) for which Investor or any of
its officers, partners, employees or
representatives is responsible.  The Company
agrees to indemnify and hold harmless Investor
from any liability for any
commission or compensation in the nature of a
finders' fee (and the costs and
expenses of defending against such liability
or asserted liability) for which the
Company or any of its officers, employees or
representatives is responsible.
8.8.	Expenses.  The Company and the Investor
shall pay their respective costs and
expenses incurred with respect to the
negotiation, execution, delivery and
performance of this Agreement.
8.9.	Amendments and Waivers.  Any term of
this Agreement may be amended and the
observance of any term of this Agreement may
be waived (either generally or in a
particular instance and either retroactively
or prospectively), only with the written
consent of the Company and the Investor.  Any
amendment or waiver effected in
accordance with this paragraph shall be
binding on the Investor and the Company.
8.10.	Severability.  If one or more provisions
of this Agreement are held to be
unenforceable under applicable law, such
provision shall be excluded from this
Agreement and the balance of this Agreement
shall be interpreted as if such
provision were so excluded and shall be
enforceable in accordance with its terms.
8.11.	Entire Agreement.  This Agreement
constitutes the entire agreement between the
parties with respect to the subject matter
hereof and supersedes all prior
agreements and understandings, both oral and
written, between the parties with
respect to the subject matter hereof.  No
representation, inducement, promise,
understanding, condition or warranty not set
forth herein has been made or relied
upon by either party intended to confer upon
any person other than the parties
hereto any rights or remedies hereunder.
8.12.	Other Agreements.  The Company will not
enter into any other agreement with
respect to its securities which violates the rights granted to the Investor in this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATRIX LABORATORIES, INC.
a Delaware corporation
By:		/s/
Title:	David R. Bethune, Chairman and
	Chief Executive Officer

SANOFI-SYNTHELABO INC.
a Delaware corporation

By:		/s/
Name:	  John M. Spinnato
Title:	  Sr. VP and General Counsel


SANOFI-SYNTHELABO INC.
a Delaware corporation

By:		/s/
Name:	  Richard H. Thomson
Title:	  Vice President and Treasurer


EXHIBIT A
Letterhead of Atrix Laboratories, Inc.

December __, 2000


American Stock Transfer & Trust Company
Transfer Agent and Registrar
6201 15th Avenue
Brooklyn, NY 11219


Attention:  ______________________

		Re:	Atrix Laboratories, Inc. -
Share Issuance Instructions

Ladies and Gentlemen:

Atrix Laboratories, Inc., a Delaware
corporation (the "Company"), proposes to
issue ________________ (__________) shares of
its common stock,  par value $.001 per share
(the "Common Stock") pursuant to a Stock
Purchase Agreement between the Company and
Sanofi-Synthelabo Inc.  The shares to be
issued have been duly authorized, and when
issued will
be validly outstanding, fully paid and non-
assessable.
1.	You are hereby irrevocably authorized
and directed, as the Company's
Transfer Agent and Registrar, to register and
countersign, as an original issue, one
certificate
representing an aggregate of _________ shares
of the Common Stock in the name of Sanofi-
Synthelabo Inc.
2.	You are further directed to deliver the
above referenced share certificate to
the following address, by registered mail:
Sanofi-Synthelabo Inc.
90 Park Avenue
New York, NY 10016
Attn:  Gregory Irace
Vice President and Chief Financial Officer
3.  The above-referenced certificate shall
bear the following legend:
"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE
NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933,
AS AMENDED (THE "ACT"), OR
THE SECURITIES ACT OF ANY STATE.  THE SHARES
MAY NOT BE SOLD,
TRANSFERRED FOR VALUE, PLEDGED, HYPOTHECATED
OR OTHERWISE
ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE
REGISTRATION OF THEM
UNDER THE ACT AND/OR THE SECURITIES ACT OF ANY
STATE OR IN THE
ABSENCE OF AN OPINION OF COUNSEL ACCEPTABLE TO
THE COMPANY THAT
SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH
ACT OR ACTS."

Please acknowledge receipt of these
instructions below.
						Very
truly yours,



						By:

						Name:
	David R. Bethune
Title: 	Chairman and Chief Executive
Officer



American Stock Transfer & Trust Company
as Transfer Agent and Registrar



By:
Name:
Title:






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